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                                  EXHIBIT 99.1


[IMCO Recycling Inc. Letterhead]


For Information: Paul V. Dufour                         For Immediate Release
Telephone: (972) 869-6575                                   November 6, 1997


                              IMCO RECYCLING INC.
                          INCREASES BORROWING CAPACITY
                    THROUGH MODIFICATION OF CREDIT AGREEMENT



         Irving, Texas - IMCO Recycling Inc. (NYSE:IMR) today announced that it has modified its credit agreement with lenders and arranged a reducing revolving credit facility of up to $200 million which is secured by substantially all assets of the company. IMCO's borrowing limit under the previous agreement was $125 million.

         Don V. Ingram, chairman and chief executive officer, said borrowings under the new six-year credit facility will be used to fund part of the costs of IMCO's planned acquisition of Alchem Aluminum, Inc. of Coldwater, Michigan. After this purchase, the company expects to have about $100 million in unused borrowing capacity available under the new credit facility.

         IMCO Recycling Inc. is the world's largest aluminum recycler and also processes zinc and magnesium. The company has 15 U.S. production facilities and owns 50 percent of a joint venture that operates two recycling and foundry alloy plants in Germany. It is also building an aluminum recycling plant in Swansea, Wales that is expected to begin operating by the end of 1997. IMCO Recycling's headquarters office is in Irving, Texas.

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